State of Delaware
Secretary of State
Division of Corporations
Delivered 06:20 PM 11/12/2021
FILED 06:20 PM 11/12/2021
SR 20213787595 - File Number 937420

CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF REGENERX BIOPHARMACEUTICALS, INC.

RegeneRx Biopharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that:

FIRST: The name of the Corporation is RegeneRx Biopharmaceuticals, Inc.

SECOND: The original name of the Corporation is Alpha 1 Biomedicals, Inc. and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 13, 1982.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate of Incorporation as follows:

Article 4 shall be amended and restated to read in its entirety as follows:

"4. Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have the authority to issue is Three Hundred and One Million (301,000,000) shares divided into two classes of which One Million (1,000,000) shares of the par value of $.001 per share shall be designated Preferred Stock and Three Hundred Million (300,000,000) shares of the par value of $.001 per share shall be designated Common Stock."

FOURTH: That thereafter, pursuant to a resolution of the Board of Directors, at the annual meeting of the stockholders of the Corporation that was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of Delaware of the Company, this Certificate of Amendment was approved by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to approve this Certificate of Amendment at a meeting at which all shares entitled to vote thereon were present and voting.

FIFTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, RegeneRx Biopharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 10th day of November, 2021.

RegeneRx Biopharmaceuticals, Inc.

By ____________________
J.J. Finkelstein, President

Attest: ____________________
Lori Herman, Secretary